[UBS LOGO}                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated May 26, 2006

UBS AG __% Principal Protected Notes
Linked to the Dow Jones-AIG ExEnergy Sub-Index(sm)
OFFERING GROWTH POTENTIAL WITH PRINCIPAL PROTECTION
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INDICATIVE TERMS
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 Issuer                     UBS AG
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 Issue Price                $10.00 per Note
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 Underlying Index           Linked to the Dow Jones AIG ExEnergy
                            Sub-Index(sm)
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 Term                       2 Years 6 Months
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 Protected Amount:          Between $9.50 and $9.90 (to be determined
 (per $10)                  on Trade Date)
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 Payment on                 Protected Amount plus the GREATER OF:
 Maturity Date              o      $10.00 x Index Return
                                   OR
                            o      Zero
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 Index Return               Index Ending Level-index Starting Level
                            ---------------------------------------
                                      Index Starting Level
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 Index Starting Level       The closing level of the Index on the Trade
                            Date
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 Index Ending Level         The closing level of the Index on the Final
                            Valuation Date
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 Trade Date*                June 23, 2006
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 Settlement Date*           June 30, 2006
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 Final Valuation Date*      December 22, 2008
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 Maturity Date*             December 31, 2008
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 *EXPECTED
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PRODUCT DESCRIPTION
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Principal Protected Notes provide full exposure to potential price appreciation in the Dow Jones-AIG ExEnergy Sub-Index(sm) (the "Index"), as well as protection of between $9.50 to $9.90 (to be determined on Trade Date) per $10.00 principal amount at maturity. Principal protected investments issued at UBS can help reduce portfolio risk while maintaining exposure to commodities. Principal protection only applies at maturity.

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BENEFITS
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 |_| Growth Potential--Investors receive full upside participation in the Dow
     Jones AIG ExEnergy Sub-Index(sm)

 |_| Preservation of Capital--At maturity, you will receive a cash payment no less than between $9.50 and $9.90 per $10 principal amount

 |_| Diversification: Currently provides portfolio exposure to 15 futures contracts on physical commodities
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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: PROTECTED AMOUNT OF $9.70 PER $10.00 PRINCIPAL AMOUNT AT MATURITY

                               [GRAPHIC OMITTED]


                      INDEX                      NOTES
                     RETURN                     RETURN
                   -------------------------------------
                      40%                        37%
                      30%                        27%
                      20%   ===============>      17%
                      10%                         7%
                       3%                         0%
                   -------------------------------------
                       0%                        -3%
                     -10%                        -3%
                     -20%   ===============>     -3%
                     -30%                        -3%
                     -40%                        -3%
                   -------------------------------------

Payment at maturity will equal the Protected Amount per $10.00 plus the GREATER of:

(i)  $10.00 x Index Return
     OR
(ii) Zero

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated May 26, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated May 26, 2006

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INDEX DESCRIPTION
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DOW JONES-AIG EXENERGY SUB-Index(sm)

The Dow Jones AIG ExEnergy Sub-Index is currently composed of 15 futures contracts on physical commodities traded on US exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange (the "LME"). The Index is a sub-index of the Dow Jones-AIG Commodity Index, with the exception of energy commodities, which are included in the Dow Jones-AIG Commodity Index, but excluded from the Index.

         [The table below represents a pie chart in the printed report.]

                              Industrial Metals, 35%
                              Precious Metals, 13%
                              Softs, 11%
                              Vegetable, Oil, 4%
                              Livestock, 12%
                              Grains,  26%

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HISTORICAL PERFORMANCE OF THE BASKET INDEX
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The graph below illustrates the performance of the Index from 7/31/98 to
5/25/06--BLOOMBERG L.P.

                               [GRAPHIC OMITTED]

HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:
o You seek an investment with a return linked to the performance of the Index.
o You are willing to accept the risk of fluctuations in commodity prices in general and exchange traded futures contracts on physical commodities in particular.
o You seek an investment that offers between $9.50 and $9.90 per $10.00 principal amount (to be determined on the trade date) principal protection on the Notes when held to maturity.
o    You are willing to hold the Notes to maturity.
o    You do not seek current income from this investment
o You are willing to invest in the Notes based on the range indicated for the Protected Amount.

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:
o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular.
o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
o    You are unable or unwilling to hold the Notes to maturity.
o    You seek current income from your investment.
o    You seek an investment for which there will be an active secondary market.
o You will create an overconcentrated position in the commodities sector of your portfolio by owning the Notes.


KEY RISKS:
o Market risk-Amounts payable on the Notes and their market value will depend on the performance of the Index
o Potential overconcentration-The exchange-traded physical commodities underlying the futures contracts included in the Index may be concentrated in a limited number of sectors and may carry similar risks to that of a concentrated securities investment in a limited number of industries or sectors.
o Principal protection between $9.50 and $9.90 (to be determined on the trade date) only if you hold the Notes to maturity - You should be willing to hold your Notes to maturity
o No interest payments-You will not receive any periodic interest payments on the Notes
o There may be little or no secondary market for the Notes-The Notes will not be listed or displayed on any securities exchange

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING PROPERTY OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-413-9657.